Exhibit 99.(a)(1)(S)

By email

Paris, [   ], 20[   ]

Subject: Novartis Groupe France S.A.’s tender offer on Advanced Accelerator Applications S.A.

Dear Shareholder:

As you may have heard, on December 7, 2017, Advanced Accelerator Applications (“AAA”) announced that Novartis AG’s subsidiary, Novartis Groupe France S.A., commenced a cash tender offer (the “Offer”) to purchase all of the outstanding ordinary shares of AAA (including ordinary shares represented by American Depositary Shares).

I am writing to encourage you to tender your shares into the Offer. I am convinced that this is an excellent offer which recognizes AAA’s value and, as further described in the Solicitation/Recommendation Statement on Schedule 14D-9 that was mailed to you on December 7, 2017, the Board of Directors of AAA, by unanimous decision, recommends that AAA’s shareholders support, accept and tender their shares into the Offer. Set forth in Annex A is further important information about the Offer that you should read carefully.

With this transaction we are able to create significant shareholder value and I hope that you will accept the Offer which, as noted above, is unanimously supported by our Board of Directors. I remain at your disposal in case you have any questions.

Best wishes for the new year,

Stefano Buono
Chief Executive Officer

Advanced Accelerator Applications, s.a. au capital 8 851 565,70 Euros

20, rue Diesel, 01630 Saint Genis Pouilly, France- tel. +33 4 50 99 30 70 — fax +33 4 50 99 30 71 — www.adacap.com

N° Siret: 441 417 110 00026   -   441417110 RCS Bourg en Bresse   -   N° TVA: FR 67 441.417.110

Annex A

The Offer is for all of the outstanding ordinary shares, nominal value €0.10 per share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (the “ADSs,” and together with the Ordinary Shares, the “Company Shares”), of AAA for a price of U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS, in each case, payable net to the seller thereof in cash, without interest, less any withholding taxes that may be applicable.

The Offer is made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the accompanying Ordinary Share Acceptance Form and the American Depositary Share Letter of Transmittal, all of which were mailed to you on December 7, 2017, and pursuant to the terms of the previously announced Memorandum of Understanding, dated as of October 28, 2017, by and between Novartis AG (“Novartis”) and AAA, as amended on December 5, 2017 (as it may be further amended, restated or supplemented from time to time in accordance with its terms, the “MoU”). AAA also filed a Solicitation/Recommendation Statement on Schedule 14D-9 that was mailed to you on December 7, 2017 (together with any amendments or supplements thereto, the “Schedule 14D-9”), which you should read in its entirety.

The Offer will expire at 12:00 midnight, New York City time, on January 19, 2018 (which is the end of the day on January 19, 2018), unless extended (the latest time and date at which the Offer will expire, the “Expiration Date”). Any extension of the Offer will be followed by a public announcement of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

The Offer is subject to the satisfaction or waiver of certain conditions, including (i) immediately prior to the expiration of the Offer, the number of Ordinary Shares (including Ordinary Shares represented by ADSs) validly tendered pursuant to the Offer (and not properly withdrawn prior to the expiration of the Offer), together with the Ordinary Shares then beneficially owned by Novartis or Novartis Groupe France S.A. (“Purchaser”) (if any), represents at least 80% of (a) all of the Ordinary Shares (including Ordinary Shares represented by ADSs) then outstanding (including any Ordinary Shares held in escrow), plus (b) all of the Ordinary Shares issuable upon the exercise, conversion or exchange of any options, warrants, convertible notes, stock appreciation rights or other rights to acquire Ordinary Shares then outstanding, regardless of whether or not then vested, plus (c) any Ordinary Shares issuable pursuant to the existing arrangement with the former shareholders of BioSynthema Inc., (ii) the receipt of customary transactional regulatory approvals, (iii) the absence of a Material Adverse Effect (as defined in the MoU) with respect to AAA and its subsidiaries and (iv) other important conditions set forth in the Offer to Purchase. The Offer is not subject to a financing condition.

Following the completion of the Offer, the parties will not be able to implement a cash merger since AAA is incorporated in France and such corporate action is not available under French law. Additionally, Novartis and Purchaser are unable to implement a squeeze-out of minority shareholders following completion of the Offer under relevant Autorité des Marchés Financiers regulations, as such regulations apply only to companies with securities that are or have been listed on an EEA regulated market. As a result, shareholders who do not tender their Company Shares into the Offer and remain shareholders of the Company after the completion of the Offer may experience a reduction in the liquidity and market value of their Company Shares as there may no longer be an active trading market for Ordinary Shares or ADSs.

ADDITIONAL INFORMATION

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. On December 7, 2017, Purchaser and Novartis filed a Tender Offer Statement on Schedule TO with the SEC and AAA filed the Schedule 14D-9 with the SEC, in each case, with respect to the Offer. The Tender Offer Statement (including the Offer to Purchase, accompanying Ordinary Share Acceptance Form and American Depositary Share Letter of Transmittal and other related offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser or AAA with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The Schedule TO Tender Offer Statement and related materials may be obtained for free under the “Investors—Financial Data” section of Novartis website at https://www.novartis.com/investors/financial-data/sec-filings. The Schedule 14D-9 and such other documents may be obtained for free from the Company under the “Investor Relations” section of the Company’s website at http://investorrelations.adacap.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements, including statements regarding the expected consummation of the acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as regulatory approval for the transaction and the tender of at least 80% of the outstanding capital stock of AAA in accordance with the MoU); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in AAA’s periodic filings, including AAA’s Annual Report on Form 20-F for the year ended December 31, 2016 and AAA’s Condensed Consolidated Interim Financial Statements on Form 6-K for the nine months and three months ended September 30, 2017 and 2016 as well as the tender offer documents filed with the SEC by Purchaser and Novartis and the Solicitation/Recommendation statement on Schedule 14D-9 filed by AAA. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and AAA undertakes no obligation to update any forward-looking statement except as required by law.